UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G


(Under the Securities Exchange Act of 1934)
(Amendment No.4)*

Corrpro Companies
------------------------------------------------------
(Name of Issuer)


COMMON STOCK
---------------------------------
(Title of Class of Securities)

22031710
-----------------------
(Cusip Number)

NOVEMBER 30,  2000
_____________________________________
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]  Rule 13d-1      (b)
[ ]  Rule 13d-1      (c)
[ ]  Rule 13d-1      (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No. 22031710		Page 2 of 4 Pages
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1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson & Company Inc.
	04-1054788
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2.	Check the appropriate box if a member of a group
	(a)(   )
	(b)( X )
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3.	SEC use only
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4.	Citizenship or place of organization
	Massachusetts
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Number of shares beneficially owned by each Reporting Person with:

5.	Sole Voting Power
    294,463.00
-----------------------------
6.	Shared Voting Power
	      0
-----------------------------
7.	Sole Dispositive Power
	   294,463.00
-----------------------------
8.	Shared Dispositive Power
	      0
--------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person
	   294,463.00
---------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

---------------------------------------------
11.	Percent of class represented by amount in row 9
   3.81%
----------------------------------------------------------------
12.	Type of Reporting person
	IA

Page 3 of 4 Pages 			Cusip #: 22031710


SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

Corrpro Companies

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

1090 Enterprise Drive
Medina, Ohio  44256

ITEM 2(A):  NAME OF PERSON FILING:

David L. Babson & Company Inc. ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

One Memorial Drive
Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

See Cover Page

ITEM 2(E):  CUSIP NUMBER:

See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

If this statement is filed pursuant to Sections 240.13d-1 (b) or 240.13d-2 (b) or (c), check whether the filing person is a:

(e)  [x]  An investment adviser in accordance with
          Section 240.13d-1 (b) (1) (ii) (E)


ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment adviser, may be deemed the beneficial owner of 294,463.00 shares of common stock of the Issuer which are owned by numerous investment advisory clients.

(b)	PERCENT OF CLASS: 3.81%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #:22031710

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: [X]

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: December 8, 2000

Signature:  --//John E. Deitelbaum//--
Name/Title:  JOHN E. DEITELBAUM
Counsel